                                                                    EXHIBIT 4.32

                           CERTIFICATE OF DESIGNATION
                                       OF
               $3.00 CONVERTIBLE EXCHANGEABLE PREFERRED STOCK OF
                          EVERGREEN MEDIA CORPORATION

                       Pursuant to Section 151(g) of the
                General Corporation Law of the State of Delaware


         Evergreen Media Corporation, a Delaware corporation (hereinafter called, the "Company"), pursuant to Section 151 of the General Corporation Law of the State of Delaware does hereby make this Certificate of Designation and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Company (the "Board") by the Certificate of Incorporation, a duly authorized and constituted Committee of the Board duly adopted the following resolution:

         RESOLVED, that pursuant to Article Four of the Certificate of Incorporation (which authorizes 6,000,000 shares of preferred stock, $.01 par value), the Committee as authorized by the Board hereby fixes the designation, powers and preferences, and the relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of a series of Convertible Exchangeable Preferred Stock.

         RESOLVED, that each share of the Convertible Exchangeable Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

           1. Number of Shares; Designation. A total of 6,000,000 shares of Preferred Stock, par value $.01 per share, of the Company are hereby designated as $3.00 Convertible Exchangeable Preferred Stock (the "CONVERTIBLE PREFERRED STOCK"). The number of authorized shares of Convertible Preferred Stock may be decreased, at any time and from time to time, by resolution of the Board of Directors of the Company; provided, however, that no decrease shall reduce the authorized number of shares of the Convertible Preferred Stock to a number less than the number of shares outstanding.

          2. Rank. The Convertible Preferred Stock shall, with respect to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding up of the affairs of the Company (x) rank senior and prior to (a) all classes of Common Stock, par value $.01 per share, of the Company (the "COMMON STOCK") and (b) any other class or series of capital stock of the Company that by its terms ranks junior to the Convertible Preferred Stock as to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding up of the affairs of the Company, (y) rank on a parity with all Parity Dividend Shares (as defined in Section 3 (a)) and all
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Parity Liquidation Shares (as defined in Section 5(b)) and (z) rank junior to all Senior Dividend Shares (as defined in Section 3(c)), all Senior Liquidation Shares (as defined in Section 5(b)) and to any class or series of capital stock (other than Common Stock) of the Company, whether currently issued or issued in the future, that does not by its terms expressly provide that it ranks on a parity with or junior to the Convertible Preferred Stock as to dividends and rights upon liquidation, dissolution or winding-up of the Company (which shall include, for purposes of the foregoing, any entity with which the Company may be merged or consolidated or to which all or substantially all the assets of the Company may be transferred or which transfers all or substantially all of its assets to the Company).

          3. Dividends. (a) The cash dividend rate per annum on shares of the Convertible Preferred Stock shall be $3.00 per share of Convertible Preferred Stock. Dividends on shares of Convertible Preferred Stock shall be fully cumulative, accruing, without interest (or sum of money in lieu of interest), from the most recent date to which dividends have been paid or, if none have been paid, from June 16, 1997 and shall be payable quarterly in arrears, when, as and if declared by the Board of Directors out of funds legally available for the payment of dividends on March 15, June 15, September 15 and December 15 of each year (each, a "DIVIDEND PAYMENT DATE") commencing September 15, 1997, except that if any Dividend Payment Date is not a business day then the Dividend Payment Date shall be on the first immediately succeeding business day (as used herein, the term "business day" shall mean any day except a Saturday, Sunday or day on which banking institutions are legally authorized to close in the City of New York). Each dividend shall be paid to the holders of record of shares of the Convertible Preferred Stock as they appear on the stock register of the Company at the close of business on the March 1, June 1, September 1, and December 1 immediately preceding the relevant Dividend Payment Date (each, a "DIVIDEND PAYMENT RECORD DATE"). Dividends payable for each quarterly dividend period shall be computed by dividing the annual dividend by four. Dividends payable for any partial dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date not more than 60 days nor fewer than 10 days preceding the date on which dividends in arrears will be paid, as may be fixed by the Board of Directors of the Company. No interest shall be payable with respect to any dividend payment that may be in arrears. Holders of shares of the Convertible Preferred Stock shall be entitled to receive dividends in preference to and in priority over dividends upon the Common Shares (as defined in Section 12) and any other series or class of the Company's capital stock that ranks junior as to dividends to the Convertible Preferred Stock ("JUNIOR DIVIDEND SHARES") and shall be on a parity as to dividends with any series or class of the Company's capital stock that does not rank senior or junior as to dividends to the Convertible Preferred Stock ("PARITY DIVIDEND

SHARES"). The holders of shares of the Convertible Preferred Stock shall not be entitled to any dividends other than the cash dividends provided for in this
Section 3.

         (b) No dividends, other than dividends payable solely in Common Shares, Junior Dividend Shares, or warrants or other rights to acquire such Common Shares or Junior Dividend Shares, shall be paid or declared and set apart for payment on, and no purchase, redemption or other acquisitions shall be made by the Company of, any Common Shares or Junior Dividend Shares unless and until all accrued and unpaid dividends on the Convertible Preferred Stock, including the full dividend for the then-current quarterly dividend period, shall have been paid or declared and set apart for payment without interest.

         (c) If at any time the Company issues any class or series of capital stock ranking senior and prior to the Convertible Preferred Stock with respect to the payment of dividends ("SENIOR DIVIDEND SHARES") and fails to pay or declare and set apart for payment all accrued and unpaid dividends on such Senior Dividend Shares, then (except to the extent allowed by the terms of the Senior Dividend Shares) no dividend shall be paid or declared and set apart for payment on the Convertible Preferred Stock unless and until all accrued and unpaid dividends with respect to the Senior Dividend Shares, including the full dividends for the then-current dividend period, shall have been paid or declared and set apart for payment, without interest. Except as provided in
Section 3(d) below, no dividends shall be paid or declared and set apart for payment on any Parity Dividend Shares for any period unless the Company has paid or declared and set apart for payment, or contemporaneously pays or declares and sets apart for payment, on the Convertible Preferred Stock all accrued and unpaid dividends for all dividend payment periods terminating on or prior to the date of payment of such dividends. Except as provided in Section 3(d) below, no dividends shall be paid or declared and set apart for payment on the Convertible Preferred Stock for any period unless the Company has paid or declared and set apart for payment, or contemporaneously pays or declares and sets apart for payment, on any Parity Dividend Shares all accrued and unpaid dividends for all dividend payment periods terminating on or prior to the date of payment of such dividends.

         (d) If at any time the Company has failed to pay accrued dividends on any shares of the Convertible Preferred Stock on any Dividend Payment Date or on any Parity Dividend Shares on a stated payment date, as the case may be, the Company shall not:

                          (i)   purchase any shares of the Convertible
                 Preferred Stock or Parity Dividend Shares (except for a consideration payable in Common Shares or Junior Dividend Shares) or redeem fewer than all of the shares of the Convertible Preferred Stock and Parity

                 Dividend Shares then outstanding except for the repurchase or redemption made pro rata with respect to all shares of the Convertible Preferred Stock and Parity Dividend Shares then outstanding so that the amounts repurchased or redeemed shall in all cases bear to each other the same ratio that, at the time of the repurchase or redemption, the required redemption payments on the shares of the Convertible Preferred Stock and the other Parity Dividend Shares then outstanding, respectively, bear to each other; or

                         (ii) permit any corporation or other entity directly or indirectly controlled by the Company to purchase any Common Shares, Junior Dividend Shares, shares of the Convertible Preferred Stock or Parity Dividend Shares, except to the same extent that the Company could purchase such shares.

                 Unless and until all dividends accrued but unpaid in respect of prior dividend payment periods on shares of the Convertible Preferred Stock and any Parity Dividend Shares at the time outstanding have been paid in full or a sum sufficient for such payment is declared and set apart, as provided in the preceding paragraph, all dividends accrued upon shares of the Convertible Preferred Stock or Parity Dividend Shares shall be declared pro rata with respect to all shares of the Convertible Preferred Stock and Parity Dividend Shares then outstanding, so that the amounts of any dividends declared on shares of the Convertible Preferred Stock and on the Parity Dividend Shares shall in all cases bear to each other the same ratio that, at the time of the declaration, all accrued but unpaid dividends in respect of prior dividend payment periods on shares of the Convertible Preferred Stock and the other Parity Dividend Shares, respectively, bear to each other.

          4. Optional Redemptions for Cash. (a) Shares of the Convertible Preferred Stock shall not be redeemable prior to June 16, 1999. Thereafter, subject to the restrictions in Section 3 above, shares of the Convertible Preferred Stock may be redeemed by the Company, in whole or in part, at the option of the Company at the following redemption prices (expressed as percentages of the liquidation preference thereof) per share if redeemed during the 12-month period beginning June 15 in the year indicated below (June 16, in the case of 1999):


--------------------------------------------------------------------------------
 YEAR         PERCENTAGE                           YEAR               PERCENTAGE
--------------------------------------------------------------------------------
 1999  . . . .  104.8%                             2003  . . . . . . .  102.4%

 2000  . . . .  104.2%                             2004  . . . . . . .  101.8%

 2001  . . . .  103.6%                             2005  . . . . . . .  101.2%

 2002  . . . .  103.0%                             2006  . . . . . . .  100.6%

                                                   2007 and thereafter  100.0%


plus, in each case, an amount equal to the dividends accrued and unpaid thereon, whether or not declared, to the redemption date ("OPTIONAL REDEMPTION PRICE").

         Notwithstanding the foregoing, the Company may not redeem any shares of Convertible Preferred Stock on or prior to June 15, 2000, unless the last reported Sale Price (as defined in Section 6(c)) of the Company's Class A Common Stock, par value $.01 per share (the "CLASS A COMMON STOCK"), in its principal trading market for any 20 trading days within a period of 30 consecutive trading days ending not more than 15 days prior to the date of the notice of redemption is at least 150% of the Conversion Price (as defined in Section 6(a)) then in effect.

         (b) Not less than 15 nor more than 60 days (such date as fixed by the Board of Directors of the Company referred to herein as the "REDEMPTION RECORD DATE") prior to the date fixed for any redemption of shares of the Convertible Preferred Stock pursuant to this Section 4, a notice specifying the time and place of the redemption and the number of shares of Convertible Preferred Stock to be redeemed shall be given by first class mail, postage prepaid, to the holders of record on the Redemption Record Date of the shares of the Convertible Preferred Stock to be redeemed at their respective addresses as the same shall appear on the books of the Company, calling upon each holder of record to surrender to the Company on the redemption date at the place designated in the notice such holder's certificate or certificates representing the number of shares specified in the notice of redemption. Neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice. On or after the redemption date, each holder of shares of Convertible Preferred Stock to be redeemed shall present and surrender such holder's certificate or certificates for such shares to the Company at the place designated in the redemption notice and thereupon the Optional Redemption Price of the shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

         (c)     If a notice of redemption has been given pursuant to this
Section 4 and if, on or before the redemption date, the funds necessary for such redemption (including all dividends on the shares of Convertible Preferred Stock to be redeemed that will accrue to but not including the redemption date) shall have been set aside by the Company, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for redemption, then, notwithstanding that any certificates for such shares have not been surrendered for cancellation, on the redemption date dividends shall cease to accrue on the shares of the Convertible Preferred Stock to be redeemed, and at the close of business on the date on which such funds have been segregated and set aside by the Company as provided in this Section 4(c), the holders of such shares shall cease to be stockholders with respect to those shares, shall have no interest in or claims against the Company by virtue thereof and shall have no voting or other rights with respect thereto, except the conversion rights provided in Section 6 below and the right to receive the moneys payable upon such redemption, without interest thereon, upon surrender (and endorsement, if required by the Company) of their certificates, and the shares evidenced thereby shall no longer be outstanding. Subject to applicable escheat laws, any moneys so set aside by the Company and unclaimed at the end of two years from the redemption date shall revert to the general funds of the Company, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Company for the payment of the Optional Redemption Price, without interest. Any interest accrued on funds so deposited shall belong to the Company and be paid thereto from time to time.

         (d)     If a notice of redemption has been given pursuant to this
Section 4 and any holder of shares of Convertible Preferred Stock shall, prior to the close of business on the redemption date, give written notice to the Company pursuant to Section 6 below of the conversion of any or all of the shares to be redeemed held by the holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Company, and any necessary transfer tax payment, as required by Section 6 below), then such redemption shall not become effective as to such shares to be converted and such conversion shall become effective as provided in Section 6 below, whereupon any funds deposited by the Company for the redemption of such shares shall (subject to any right of the holder of such shares to receive the dividend payable thereon as provided in Section 6 below) immediately upon such conversion be returned to the Company or, if then held in trust by the Company, shall automatically and without further corporate action or notice be discharged from the trust.

         (e) In every case of redemption of fewer than all of the outstanding shares of the Convertible Preferred Stock pursuant to this Section 4, the shares to be redeemed shall be selected pro rata or by lot or in such other manner as the Board of Directors of the Company may determine, as may be prescribed by resolution of the Board of Directors of the Company, provided that only whole shares of Convertible Preferred Stock shall be selected for redemption. In the event that any quarterly dividends payable on the Convertible Preferred Stock are in arrears, the Company may not redeem less than all of the outstanding shares of Convertible Preferred Stock until such dividends in arrears have been paid in full.

          5. Liquidation. (a) The liquidation value of shares of Convertible Preferred Stock, in case of the voluntary or involuntary liquidation, dissolution or winding-up of the Company, shall be $50.00 per share, plus an amount equal to the dividends accrued and unpaid thereon, whether or not declared, to the payment date (the "LIQUIDATION VALUE").

         (b) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of shares of Convertible Preferred Stock (i) shall not be entitled to receive the Liquidation Value of the shares held by them until payment in full or provision has been made for the payment of all claims of creditors of the Company and the liquidation preference of any class or series of capital stock ranking senior to the Convertible Preferred Stock with respect to redemption rights and rights upon liquidation, dissolution or winding-up of the affairs of the Company ("SENIOR LIQUIDATION SHARES") shall have been paid in full and (ii) shall be entitled to receive the Liquidation Value of such shares held by them in preference to and in priority over any distributions upon the Common Shares and any other series or class of the Company's capital stock that ranks junior to the Convertible Preferred Stock as to redemption rights and rights upon liquidation, dissolution or winding-up of the affairs of the Company ("JUNIOR LIQUIDATION SHARES"). Upon payment in full of the Liquidation Value to which the holders of shares of the Convertible Preferred Stock are entitled, the holders of shares of the Convertible Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Subject to clause
(i) above, if the assets of the Company are not sufficient to pay in full the Liquidation Value payable to the holders of shares of the Convertible Preferred

Stock and the liquidation preference payable to the holders of any series or class of the Company's capital stock, outstanding on the date hereof or hereafter issued, that ranks on a parity with the Convertible Preferred Stock as to redemption rights and rights upon liquidation, dissolution or winding-up of the affairs of the Company ("PARITY LIQUIDATION SHARES"), the holders of all such shares shall share ratably in accordance with the respective preferential amounts payable on such shares in any distribution.

         (c) Neither a consolidation or merger of the Company with or into any other entity, nor a merger of any other entity with or into the Company, nor a sale or transfer of all or any part of the Company's assets for cash, securities or other property shall be considered a liquidation, dissolution or winding-up of the Company within the meaning of this Section 5.

          6. Conversion. (a) Holders of shares of Convertible Preferred Stock will have the right, exercisable at any time, except in the case of shares of Convertible Preferred Stock called for redemption (as described in Section 4(d) above), to convert shares of Convertible Preferred Stock into shares of Class A Common Stock at the conversion price of $50.00 per share of Class A Common Stock, subject to adjustment as described below in Section 6(f) (the "CONVERSION PRICE"). The number of shares of Class A Common Stock into which a share of the Convertible Preferred Stock shall be convertible (calculated as to each conversion to the nearest 1/100th of a share) shall be determined by dividing $50.00 by the Conversion Price then in effect. In the case of shares of the Convertible Preferred Stock called for redemption, conversion rights will expire at the close of business on the redemption date. Certificates representing shares of the Convertible Preferred Stock surrendered for conversion during the period between the close of business on any Dividend Payment Record Date and the opening of business on any corresponding Dividend Payment Date must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. No such payment will be required to accompany shares of the Convertible Preferred Stock called for redemption and surrendered during the period between the close of business on any Dividend Payment Record Date and the opening of business on any corresponding Dividend Payment Date (it being the case that, except as may be otherwise provided herein, any shares so redeemed shall not be entitled to receive the dividend payable by the Company on such Dividend Payment Date). Notwithstanding the foregoing, a holder of shares of the Convertible Preferred Stock on a Dividend Payment Record Date who (or whose transferee) tenders any such shares for conversion into shares of Class A Common Stock on the relevant Dividend Payment Date shall be entitled to receive the dividend payable by the Company on such shares of Convertible Preferred Stock on such Dividend Payment Date, and the converting holder need not include payment of the amount of such dividend upon surrender of shares of Convertible Preferred Stock for conversion. Except as provided in the immediately preceding sentence, no payment or allowance for accrued dividends on the shares of Convertible Preferred Stock is to be made on conversion.

         (b) Any holder of shares of Convertible Preferred Stock electing to convert the shares or any portion thereof in accordance with Section 6(a) above shall deliver the certificates therefor and the dividend payment referred to in Section 6(a) above, if applicable, to the principal office of any transfer agent for the Class A Common Stock, with a form of conversion notice fully completed and duly executed and, if required by Section 6(a) above, accompanied by payment of an amount equal to the dividend payable on such shares on the applicable Dividend Payment Date. The conversion right with respect to any shares of Convertible Preferred Stock shall be deemed to have been exercised on the date upon which the certificates therefor and the dividend payment referred to in Section 6(a) above, if applicable, with the conversion notice duly executed (and the payment required by Section 6(d), if applicable), shall have been so delivered and the person or persons entitled to receive the Class A Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Class A Common Stock upon that date.

         (c) No fractional shares of Class A Common Stock or scrip representing fractional shares shall be issued upon conversion of shares of Convertible Preferred Stock. If more than one share of Convertible Preferred Stock shall be surrendered for conversion at one time by the same record holder, the number of full shares of Class A Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Convertible Preferred Stock so surrendered. Instead of any fractional shares of Class A Common Stock otherwise issuable upon conversion of any shares of Convertible Preferred Stock, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of Sale Price (as defined below) of the Class A Common Stock at the close of business on the day of conversion. In the absence of a Sale Price, the Board of Directors shall in good faith determine the current market price on such basis as it considers appropriate and such current market price shall be used to calculate the cash adjustment. As used herein, "SALE PRICE" means the last sale price of the Class A Common Stock (or if no sale price is reported, the average of the high and low bid prices) as reported by the the principal national or regional stock exchange on which the Class A Common Stock is listed or, if the Class A Common Stock is not listed on a national or regional stock exchange, as reported by the Nasdaq National Market or if the Class A Common Stock is not approved for quotation and trading on the Nasdaq National Market as reported by the National Quotation Bureau Incorporated.

         (d) If a holder converts shares of Convertible Preferred Stock, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Class A Common Stock upon the conversion or due upon the issuance of a new certificate or certificates for any shares of Convertible Preferred Stock not converted. The holder, however, shall pay any such tax that is due because any such shares of the Class A Common Stock or of the Convertible Preferred Stock are issued in a name other than the name of the holder.

         (e) The Company shall reserve out of its authorized but unissued Class A Common Stock or its Class A Common Stock held in treasury enough shares of Class A Common Stock to permit the conversion of all of the then-outstanding shares of Convertible Preferred Stock. For the purposes of this Section 6(e), the full number of shares of Class A Common Stock then issuable upon the conversion of all then-outstanding shares of Convertible Preferred Stock shall be computed as if at the time of computation all outstanding shares of Convertible Preferred Stock were held by a single holder. The Company shall from time to time, in accordance with the laws of the State of Delaware and its Certificate of Incorporation, increase the authorized amount of its Class A Common Stock if at any time the authorized amount of its Class A Common Stock remaining unissued shall not be sufficient to permit the conversion of all shares of Convertible Preferred Stock at the time outstanding. If any shares of Class A Common Stock required to be reserved for issuance upon conversion of shares of Convertible Preferred Stock hereunder require registration with or approval of any governmental authority under any federal or state law before the shares may be issued upon conversion, the Company will in good faith and as expeditiously as possible endeavor to cause the shares to be so registered or approved. All shares of Class A Common Stock issued upon conversion of the shares of Convertible Preferred Stock shall be validly issued, fully paid and nonassessable.

         (f) The Conversion Price shall be subject to adjustment as follows:

                          (i) In case the Company shall (A) pay a dividend on any class of its capital stock in shares of its Common Stock of any class, (B) subdivide its outstanding shares of Class A Common Stock into a greater number of shares or (C) combine its outstanding shares of Class A Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior thereto shall be adjusted retroactively as provided below so that the Conversion Price thereafter shall be determined by multiplying the Conversion Price at which the shares of Convertible Preferred Stock were theretofore convertible by a fraction, the denominator of which shall be the number of shares of Class A Common Stock outstanding immediately following such action and the numerator of which shall be the number of shares of Class A Common Stock outstanding immediately prior thereto. Such adjustment shall be made whenever any event listed above shall occur and shall become effective retroactively immediately after the record date in the case of a dividend and immediately after the effective date in the case of a subdivision or combination.

                         (ii) In case the Company shall issue rights or warrants to all holders of its Class A Common Stock entitling them (for a period expiring within 45 days after the record date for determining stockholders entitled to receive such rights or warrants) to subscribe for or purchase shares of its Common Stock of any class at a price per share less than the current market price per share of Class A Common Stock (as determined in accordance with the provisions of Section 6(f)(iv) below) on the record date therefor (the "CURRENT MARKET PRICE"), or in case the Company shall issue to all holders of its Class A Common Stock other securities convertible into or exchangeable for shares of its Common Stock of any class for a consideration per share of Common Stock deliverable upon conversion or exchange thereof less than the Current Market Price, then the Conversion Price in effect immediately prior thereto shall be adjusted as provided below so that the Conversion Price therefor shall be equal to the price determined by multiplying (A) the Conversion Price at which shares of Convertible Preferred Stock were theretofore convertible by (B) a fraction, the denominator of which shall be the sum of (1) the number of shares of Common Stock of all classes outstanding on the date of issuance of the convertible or exchangeable securities, rights or warrants and (2) the number of additional shares of Common Stock offered for subscription or purchase, or issuable upon such conversion or exchange, and the numerator of which shall be the sum of (1) the number of shares of Common Stock of all classes outstanding on the date of issuance of such convertible or exchangeable securities, rights or warrants and
                 (2) the number of additional shares of Common Stock of all classes which the aggregate offering price of the number of shares of Common Stock so offered would purchase at the Current Market Price per share of Class A Common Stock (as determined in accordance with the provisions of Section 6(f)(iv) below). Such adjustment shall be made whenever such convertible or exchangeable securities, rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such securities. However, upon the expiration of any right or warrant to purchase Common Stock, the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section 6(f)(ii), if any such right or warrant shall expire and shall not have been exercised, the Conversion Price shall be recomputed immediately upon such expiration and effective immediately upon such expiration shall be increased to the price it would have been (but reflecting any other adjustments to the Conversion Price made pursuant to the provisions of this Section 6(f) after the issuance of such rights or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants. No further adjustment shall be made upon exercise of any right, warrant, convertible security or exchangeable security if any adjustment shall have been made upon issuance of such security.

                        (iii) In case the Company shall pay a dividend to all holders of its Class A Common Stock (including any dividend paid in connection with a consolidation or merger in which the Company is the continuing company) of any shares of capital stock of the Company or its subsidiaries (other than its Common Stock of any class) or evidences of its indebtedness or assets (excluding cash dividends payable solely in cash that may from time to time be fixed by the Board of Directors, or dividends or distributions in connection with the liquidation, dissolution or winding up of the Company) or rights or warrants to subscribe for or purchase any of its securities or those of its subsidiaries or securities convertible or exchangeable for Common Stock (excluding those securities referred to in Section 6(f)(ii) above), then in each such case the Conversion Price in effect immediately prior thereto shall be adjusted as provided below so that the Conversion Price thereafter shall be equal to the price determined by multiplying (A) the Conversion Price in effect on the record date mentioned below by (B) a fraction, the numerator of which shall be the Current Market Price per share of Class A Common Stock on the record date mentioned below less the then fair market value (as determined by the Board of Directors, whose good faith determination shall be conclusive) as of such record date of the assets, evidences of indebtedness or securities so paid with respect to one share of Class A Common Stock, and the denominator of which shall be the Current Market Price per share of Class A Common Stock on such record date; provided, however, that in the event the then fair market value (as so determined) so paid with respect to one share of Class A Common Stock is equal to or greater than the Current Market Price per share of Class A Common Stock on the record date mentioned above, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of shares of the Convertible Preferred Stock shall have the right to receive the amount and kind of assets, evidences of indebtedness, or securities such holder would have received had such holder converted each such share of Convertible Preferred Stock immediately prior to the record date for such dividend. Such adjustment shall be made whenever any such payment is made, and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive the payment.

                         (iv) For the purpose of any computation under Sections 6(f)(ii) and 6(f)(iii) above, the Current Market Price per share of Class A Common Stock at any date shall be deemed to be the average Sale Price for the 30 consecutive trading days commencing 45 trading days before the day in question.

                          (v) No adjustment in the Conversion Price shall be required unless the adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect; provided, however, that any adjustments that by reason of this Section 6(f)(v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 6(f) shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

                         (vi) In the event that, at any time as a result of an adjustment made pursuant to Section 6(f)(i) or 6(f)(iii) above, the holder of any share of Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Company other than shares of the Class A Common Stock, thereafter the number of such other shares so receivable upon conversion of any share of Convertible Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Class A Common Stock contained in Section 6(f)(i) through 6(f)(v) above, and the other provisions of this Section 6 with respect to the Class A Common Stock shall apply on like terms to any such other shares.

                        (vii) Whenever the Conversion Price is adjusted, as herein provided, the Company shall promptly file with the transfer agent for the Convertible Preferred Stock a certificate of an officer of the Company setting forth the Conversion Price after the adjustment and setting forth a brief statement of the facts requiring such adjustment and a computation thereof. The certificate shall be conclusive evidence of the correctness of the adjustment. The Company shall promptly cause a notice of the adjusted Conversion Price to be mailed to each registered holder of shares of Convertible Preferred Stock.

                       (viii) In the case of any reclassification of the Class A Common Stock, any consolidation of the Company with, or merger of the

                 Company into, any other entity, any merger of another entity into the Company (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Class A Common Stock of the Company), any sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which share exchange the Class A Common Stock is converted into other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the holder of each share of Convertible Preferred Stock then outstanding shall have the right thereafter, during the period such share of Convertible Preferred Stock shall be convertible, to convert such share only into the kind and amount of securities, cash and other property receivable upon the reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Class A Common Stock of the Company into which a share of Convertible Preferred Stock would have been convertible immediately prior to the reclassification, consolidation, merger, sale, transfer or share exchange. The Company, the person formed by the consolidation or resulting from the merger or which acquires such assets or which acquires the Company's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such rights. The certificate or articles of incorporation or other constituent document shall provide for adjustments, which, for events subsequent to the effective date of the certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6. The provisions of this Section 6(f)(viii) shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

                 (g) The Company from time to time may reduce the Conversion Price by any amount for any period of time if (i) the period is at least 20 days, (ii) the Board has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive and (iii) the reduction is irrevocable during the period. Whenever the Conversion Price is so reduced, the Company shall mail to holders of record of the Convertible Preferred Stock a notice of the reduction at least 15 days before the date the reduced Conversion Price takes effect, stating the reduced Conversion Price and the period it will be in effect. A voluntary reduction of the Conversion Price does not change or adjust the Conversion Price otherwise in effect for purposes of paragraph 6(f) above.

          7. Status of Shares. All shares of the Convertible Preferred Stock that are at any time redeemed pursuant to Section 4 above or converted pursuant to Section 6 above, or exchanged pursuant to Section 10 below, and all shares of the Convertible Preferred Stock that are otherwise reacquired by the Company and subsequently canceled by the Board of Directors of the Company shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series, subject to reissuance by the Board of Directors of the Company as shares of any one or more other series.

          8. Voting Rights. Except as set forth below or otherwise required by law, holders of shares of the Convertible Preferred Stock shall have no voting rights. In connection with any right to vote, each holder of shares of Convertible Preferred Stock will have one vote for each share held except that shares held by the Company or any entity controlled by the Company shall have no voting rights.

                 (a)   Dividend Defaults.

                          (i) Whenever, at any time or times, dividends payable on the shares of Convertible Preferred Stock at the time outstanding shall be in arrears in an aggregate amount equal to at least six quarterly dividend payments (whether or not consecutive), the holders of shares of Convertible Preferred Stock shall have the right, voting separately as a class with holders of Parity Dividend Shares to the extent such Parity Dividend Shares have such voting rights (the shares of Convertible Preferred Stock and any such other Parity Dividend Shares, collectively for purposes of this
                 Section 8, the "DEFAULTED PREFERRED STOCK"), to elect two directors of the Company at the Company's next annual meeting of stockholders and at each subsequent annual meeting of stockholders; provided, however, that if such voting rights shall become vested more than 90 days or less than 20 days before the date prescribed for the annual meeting of stockholders the holders of the shares of Defaulted Preferred Stock shall be entitled to exercise their voting rights at a special meeting of the holders of shares of Defaulted Preferred Stock as set forth in Section 8(a)(ii) hereof. At elections for such directors, each holder of shares of Convertible Preferred Stock shall be entitled to one vote for each share held (the holders of any Parity Preferred Stock being entitled to such number of votes, if any, for each share of stock held as may be granted to them). Upon the vesting of such voting rights, the maximum authorized number of members of the Board of Directors of the Company shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of outstanding Defaulted Preferred Stock as herein set forth. The right of holders of Defaulted Preferred Stock, voting separately as a class without regard to series, to elect members of the Board of Directors of the Company as aforesaid shall continue until such time as all dividends accumulated on Defaulted Preferred Stock shall have been paid in full or declared and set aside for payment in full, at which time such right immediately shall terminate subject to revesting in the event of each and every subsequent default of the character above mentioned.

                         (ii) At any time when such voting right shall have vested in the holders of shares of Defaulted Preferred Stock entitled to vote thereon, and if such right shall not already have been initially exercised, an officer of the Company shall, upon the written request of holders of record of 10% of the voting power represented by the shares of such Defaulted Preferred Stock then outstanding, addressed to the Secretary of the Company, call a special meeting of holders of shares of such Defaulted Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Company or, if none, at a place designated by the Secretary of the Company. If such meeting shall not be called by the proper officers of the Company within 30 days after the personal service of such written request upon the Secretary of the Company, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Company at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of 10% of the voting power represented by the shares of Defaulted Preferred Stock then outstanding may designate in writing any person to call such meeting at the expense of the Company, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided in this Section. Any holder of shares of Defaulted Preferred Stock then outstanding that would be entitled to vote at such meeting shall have access to the stock books of the Company for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this Section. Notwithstanding the provisions of this Section, however, no such special meeting shall be called or held during a period within 45 days immediately preceding the date fixed for the next annual meeting of stockholders.

                        (iii) So long as any shares of Convertible Preferred Stock are outstanding, the By-laws of the Company shall contain no provisions that would restrict the exercise, by the holders of Defaulted Preferred Stock, of the right to elect directors under the circumstances provided in Section 8(a)(i) above.

                         (iv) Directors elected pursuant to Section 8(a)(i) shall serve until the earlier of (A) the next annual meeting of the stockholders of the Company and the election (by the holders of Defaulted Preferred Stock) and qualification of their respective successors or (B) the date upon which all dividends accumulated on the Defaulted Preferred Stock shall have been paid in full or declared and set apart for payment. If, prior to the end of the term of any director elected as aforesaid, a vacancy in the office of that director shall occur during the continuation of a default in dividends on the shares of the Convertible Preferred Stock or such Parity Dividend Shares by reason of death, resignation or disability, the vacancy shall be filled for the unexpired term by the appointment by the remaining director elected as aforesaid of a new director for the unexpired term of the former director.

                 (b) Miscellaneous. Without the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Convertible Preferred Stock and outstanding Parity Dividend Shares, voting as a single class (or, if less than all shares of the Convertible Preferred Stock or Parity Dividend Shares then outstanding would be adversely affected thereby, without the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of each series so affected, voting as a separate class), the Company may not:

                          (i) amend, alter or repeal (by merger or otherwise) any provision of the Company's Certificate of Incorporation or this Certificate or the By-laws of the Company so as to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the shares of the Convertible Preferred Stock; or

                         (ii) effect any reclassification of the shares of the Convertible Preferred Stock.

         The above notwithstanding, the Company's Certificate of Incorporation may be amended (i) to increase or decrease the number of authorized shares of Preferred Stock (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote thereon or (ii) to authorize any other class or series of capital stock of the Company, regardless of the relative rights, preferences, qualifications, limitations or restrictions thereof, including an amendment to increase the authorized number of shares of Common Stock or Preferred Stock of the Company without the vote of the holders of shares of the Convertible Preferred Stock.

          9. Change of Control. If there occurs a Change in Control (as defined below) with respect to the Company, then shares of the Convertible Preferred Stock may be converted (the "SPECIAL CONVERSION RIGHTS"), at the option of the holder thereof, in whole or in part, at any time from the date of such Change in Control until the expiration of 45 days after the date of the Conversion Notice (as defined below) (the "EXPIRATION DATE"), into the number of shares of Class A Common Stock determined by dividing (i) the Optional Redemption Price for the Convertible Preferred Stock in effect on the date of the Change in Control by (ii) the Special Conversion Price. The "SPECIAL CONVERSION PRICE" is the greater of (i) the average of the Sale Prices per share of the Class A Common Stock for the last five trading days before the Change in Control and (ii) 66 2/3% of the Sale Price (adjusted for any stock splits or combinations) of the Class A Common Stock on June 10, 1997. If the Change in Control occurs prior to June 16, 1999, the Optional Redemption Price then in effect shall, solely for purposes of the Special Conversion Rights, be deemed to be the Optional Redemption Price applicable on June 16, 1999. The Special Conversion Rights will exist upon the occurrence of any Change in Control whether or not the transaction relating thereto is approved by the Board of Directors of the Company and may not be waived by the Board of Directors.

         The Company may, at its option, out of funds legally available therefor, elect to pay the holders of the Convertible Preferred Stock exercising their Special Conversion Rights (the "CONVERTING HOLDERS") an amount in cash equal to 101% of the liquidation preference of the Convertible Preferred Stock, plus any accrued and unpaid dividends (the "CONVERTING HOLDERS PAYMENT").

         Any holder of shares of Convertible Preferred Stock electing to exercise the Special Conversion Rights in accordance with this Section 9 shall, not later than the close of business on the fifth day prior to the Expiration Date, deliver the certificates therefor and the dividend payment referred to in
Section 6(a), if applicable, to the principal office of any transfer agent for the Class A Common Stock, with a form of conversion notice fully completed and duly executed and the payment, if any, required by Section 6(d). Unless the Company elects to pay the Converting Holders the Converting Holders Payment, the Special Conversion Right with respect to any shares of Convertible Preferred Stock shall be deemed to have been exercised on the Expiration Date so long as the certificates therefor and the dividend payment referred to in
Section 6(a), if applicable, with the notice of exercise of the Special Conversion Rights duly executed (and the payment required by Section 6(d), if applicable), shall have been so delivered and the person or persons entitled to receive the Class A

Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Class A Common Stock on the Expiration Date.

         Within five days after the occurrence of a Change in Control, the Company shall give notice of the occurrence of the Change in Control and of the Special Conversion Rights set forth herein in accordance with the procedures set forth below to each holder of a share of the Convertible Preferred Stock (the "CONVERSION NOTICE").

         Each Conversion Notice shall state:

                 (1) that a Change in Control has occurred (and shall specify the date of occurrence), the circumstances and relevant facts regarding such Change in Control and that the holder's Special Conversion Rights may be exercised in accordance with this Section;

                 (2)   the Expiration Date of the Special Conversion Rights;

                 (3) that a holder of a share of the Convertible Preferred Stock to exercise the Special Conversion Rights must deliver on or before the fifth day prior to the Expiration Date of the Special Conversion Rights written notice to the Company of the holder's exercise of such option, together with the certificate evidencing such holder's shares with respect to which the option is being exercised, duly endorsed for transfer and the dividend payment, if any, required by Section 6(a) hereof and the payment required by Section 6(d), if applicable;

                 (4) the applicable Special Conversion Price and the Conversion Price;

                 (5) a description of the procedure which a holder must follow to exercise its Special Conversion Rights;

                 (6) that holders of shares of the Convertible Preferred Stock electing to have such shares converted will be required to surrender the certificates evidencing such shares for delivery of shares of Class A Common Stock;

                 (7) that any shares of Convertible Preferred Stock not tendered for conversion will continue to accrue dividends and that holders whose shares of Convertible Preferred Stock are converted only in part will be issued a new certificate representing the unconverted shares of Convertible Preferred Stock; and

                 (8) that the Company may, at its option, elect to pay all Converting Holders the Converting Holders Payment and if the Company elects to pay the Converting Holders Payment, all Converting Holders shall receive the Converting Holders Payment in lieu of shares of Class A Common Stock.

         The Conversion Notice shall be given by first class mail, postage paid, to the holders of record of the shares of the Convertible Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

         No failure of the Company to give the foregoing Conversion Notice shall limit any holder's right to exercise its Special Conversion Rights.

         Exercise of the Special Conversion Rights by the holder of a share of Convertible Preferred Stock will be irrevocable. The Company shall not enter into any consolidation, merger or sale of assets, unless in connection therewith, the holders of Convertible Preferred Stock exercising their Special Conversion Rights will be entitled to receive the same consideration as received for the number of shares of Class A Comnmon Stock into which their shares of Convertible Preferred Stock would have been converted pursuant to the Special Conversion Rights. The Special Conversion Rights are in addition to the regular conversion rights that apply to the Convertible Preferred Stock.

         The Company will comply with any securities laws and regulations, to the extent such laws and regulations are applicable to the conversion of the Convertible Preferred Stock in connection with exercise of the Special Conversion Rights by the holders of the Convertible Preferred Stock.

         If the Company elects to pay the Converting Holders the Converting Holders Payment, then on the Expiration Date (other than as may be required by law), payment (in cash) of the Converting Holders Payment shall be made to the Converting Holders.

         "Chancellor Merger Agreement" means the Agreement and Plan of Merger dated February 19, 1997 among the Company, Chancellor Broadcasting Company, a Delaware corporation, and Chancellor Radio Broadcasting Company, a Delaware corporation, as the same may be amended or amended and restated from time to time.

         "Change in Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person (as defined below) or group of related Persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (a "Group"), other than to the Permitted Holders (as defined below); or (ii) a majority of the Board shall consist of Persons who are not Continuing Directors (as defined below); or (iii) the acquisition by any Person or Group (other than the Permitted Holders) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Company.

         "Continuing Director" means, as of the date of determination, any Person who (i) was a member of the Board on June 10, 1997 or who becomes a director upon consummation of the merger contemplated by the Chancellor Merger Agreement, (ii) was nominated for election or elected to the with the affirmative vote of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election, or (iii) is a representative of a Permitted Holder.

         "Permitted Holders" means (i) if the merger contemplated by the Chancellor Merger Agreement is not consummated, Scott K. Ginsburg and (ii) if the merger contemplated by the Chancellor Merger Agreement is consummated, from and after the effective date thereof, Scott K. Ginsburg, Hicks, Muse, Tate and Furst, Incorporated or any of its affiliates, officers and directors, or Steven Dinetz.

         "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

         10.   Exchange Provisions.   (a) Shares of Convertible Preferred Stock
will be exchangeable at the option of the Company, out of funds legally available therefor, in whole but not in part, on any March 15, June 15, September 15 or December 15 commencing September 15, 2000 (a "DEBENTURE EXHANGE DATE"), through the issuance of the Company's 6% Convertible Subordinated Debentures due 2012 (the "EXCHANGE DEBENTURES") in redemption of and in exchange for shares of Convertible Preferred Stock, in the manner provided in this Section 10. The Exchange Debentures will be subject to the terms and conditions of an indenture (the "INDENTURE") between the Company and The Bank of New York, as Trustee in substantially the form attached hereto as Exhibit A.

         (b) Holders of the Convertible Preferred Stock will be entitled to receive Exchange Debentures at the rate of $50.00 principal amount of Exchange Debentures for each share of Convertible Preferred Stock. Such exchange may be made only if, at the time of the exchange there shall be no dividend arrearage (including the dividend payable on the date of exchange) on the shares of the

Convertible Preferred Stock and no Event of Default (as defined in the Indenture) under the Indenture shall have occurred and be continuing. Exchange Debentures will only be issued in denominations of $1,000 or any multiple thereof and holders of the Convertible Preferred Stock holding less than such a multiple will receive in cash the liquidation preference of Convertible Preferred Stock not so exchanged.

         (c) The Company will mail notice of its intention to redeem through such an exchange to each holder of record of the Convertible Preferred Stock not less than 60 days before the Debenture Exchange Date. Such notice shall be given by first class mail, postage prepaid, to the holders of record of shares of the Convertible Preferred Stock at their respective addresses as the same shall appear on the books of the Company, specifying the Debenture Exchange Date and the place where certificates for shares of the Convertible Preferred Stock are to be surrendered for Exchange Debentures and stating that dividends on shares of the Convertible Preferred Stock will cease to accrue on the Debenture Exchange Date, but neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption and exchange with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice. If the notice of exchange has been given pursuant to this Section 10(c) then (unless the Company defaults in issuing Exchange Debentures in redemption of and in exchange for the Convertible Preferred Stock or fails to pay or set aside accrued and unpaid dividends on the Convertible Preferred Stock as set forth in Section 10 (d) hereof and notwithstanding that any certificates for shares of the Convertible Preferred Stock have not been surrendered for exchange) on the Debenture Exchange Date the holders of the Convertible Preferred Stock will cease to the stockholders with respect to such shares and will have no interests in or claims against the Company by virtue thereof (except the right to receive Exchange Debentures in exchange therefor and accrued and unpaid dividends thereon to the Debenture Exchange Date) and will have no voting, conversion or other rights with respect to such shares, and the shares of Convertible Preferred Stock will no longer be outstanding.

         Upon the surrender (and endorsement, if required by the Company) in accordance with such notice of the certificates for shares of the Convertible Preferred Stock, such certificates shall be exchanged for Exchange Debentures and such accrued and unpaid dividends in accordance with this Section 10(c). Notwithstanding the foregoing, if notice of redemption and exchange has been given pursuant ot this Section 10(c) and any holder of shares of the Convertible Preferred Stock shall, prior to the close of business on the fifth day preceding the Debenture Exchange

Date, given written notice to the Company pursuant to Section 6 hereof of the conversion into Class A Common Stock of any or all of the shares to be redeemed and exchanged held by such holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Company, and any necessary transfer tax payment, as required by Section 6 hereof), then such redemption and exchange shall not become effective as provided in Section 6 hereof and any funds which have been deposited by the Company, or on its behalf, with a paying agent or segregated and held in trust by the Company for the redemption and exchange of such shares shall (subject to any right of the holder of such shares to receive the dividend payable thereon as provided in Section 6 hereof) immediately upon such conversion be returned to the Company or, if then held in trust by the Company, shall be discharged from such trust.

         (d) No shares of Convertible Preferred Stock may be exchanged for Exchange Debentures unless the Company has paid or set aside for the benefit of the holders of the Convertible Preferred Stock all accrued and unpaid dividends on the Convertible Preferred Stock to the Debenture Exchange Date.

         11. Mandatory Redemption. The shares of the Convertible Preferred Stock are not subject to mandatory redemption or sinking fund requirements.

         12. Certain Definitions. As used in this Certificate, the following terms shall have the following respective meanings:

         "COMMON SHARES" shall mean any stock of the Company which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which is not subject to redemption by the Company. Unless the context otherwise specifies or requires, all references in this certificate to "COMMON SHARES" include the Common Stock.

         IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed on its behalf of its undersigned duly authorized officer this 13th day of June 1997.



EVERGREEN MEDIA CORPORATION



By:
   ----------------------------------
   Name:  Matthew E. Devine
   Title: Senior Vice President and
          Chief Financial Officer